                                                                  EXHIBIT (a)(1)


                           OFFER TO PURCHASE FOR CASH

                               1,100,000 SHARES OF

                                  COMMON STOCK

                                       OF

                           SOUTHSIDE BANCSHARES CORP.

                                       BY

                           SOUTHSIDE BANCSHARES CORP.

                               AT A PURCHASE PRICE

                           NOT GREATER THAN $12.25 AND

                              NOT LESS THAN $10.75


--------------------------------------------------------------------------------

         Southside Bancshares Corp., a Missouri corporation ("Southside"), hereby offers to purchase 1,100,000 shares of common stock of Southside (or such lesser number of shares as are validly tendered) at a price not greater than $12.25 and not less than $10.75 per share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, a copy of which is attached hereto as Exhibit A. We will determine a single per share price (not greater than $12.25 and not less than $10.75 per share) that we will pay for shares validly tendered pursuant to this Offer to Purchase, taking into account the number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 1,100,000 shares pursuant to this Offer to Purchase (or such lesser number of shares as are validly tendered at prices not greater than $12.25 nor less than $10.75 per share). We may, but will not be obligated to, select a purchase price that will enable us to purchase up to 1,469,388 shares pursuant to this offer, although we do not intend to pay more than $18 million to purchase shares pursuant to this offer.

         Our obligation to exchange cash for shares of Southside common stock pursuant to this Offer to Purchase is subject to the conditions listed under "TERMS OF THE OFFER--Certain Conditions of this Offer."

         Southside common stock is listed on the Nasdaq under the symbol "SBCO". On January 4, 2001, the last full trading day on the Nasdaq prior to the commencement of this offer, the last per share sales price of Southside common stock as reported on the Nasdaq was $9.125.

         The Board of Directors of Southside has approved this offer. However, you must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you are tendering your shares. Neither Southside nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares.


--------------------------------------------------------------------------------
         NEITHER THE SECURITIES EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS OFFER TO PURCHASE OR DETERMINED IF THIS OFFER TO PURCHASE IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

         For information regarding this offer, you may contact:

                                 Joseph W. Pope
                Senior Vice President and Chief Financial Officer
                           Southside Bancshares Corp.
                               4111 Telegraph Road
                            St. Louis, Missouri 63129
                                 (314) 416-4111










              The date of this Offer to Purchase is January 5, 2001

                               SUMMARY TERM SHEET

         Following is a summary of the most material terms of our offer. This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the tender offer described in this Offer to Purchase and for a more complete description of its terms, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

- We are proposing to purchase for cash 1,100,000 shares of Southside common stock, or such lesser number of shares as are validly tendered. We may, but will not be obligated to, purchase up to 1,469,388 shares. If more shares are tendered than what we determine to purchase, all shares tendered at or below the purchase price will be purchased on a pro rata basis. See "TERMS OF THE OFFER--General" at page 10.

- Southside is conducting this offer through a procedure commonly called a modified "Dutch auction." This procedure allows you to select the price within a specified price range at which you are willing to sell your shares. The price range for this offer is $10.75 to $12.25. We will determine the lowest single per share price within this price range that will allow us to purchase 1,100,000 shares or, if fewer shares are tendered, all shares tendered. We may, but will not be obligated to, select a purchase price that will enable us to purchase up to 1,469,388 shares, although we do not intend to pay more than $18 million to purchase shares pursuant to this offer. See "TERMS OF THE OFFER--General" at page 10.

- All shares purchased will be purchased at the same price, even if you have selected a lower price, but no share will be purchased above the purchase price determined by us. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal indicating that you will accept the purchase price determined by us under the terms of this offer. Please note that this election could result in your shares being purchased at the minimum price of $10.75 per share. Stockholders whose shares are purchased in this offer will be paid the purchase price, net in cash, as soon as is practicable after the expiration of the offer period. Under no circumstances will Southside pay interest on the purchase price, including by reason of any delay in making payment. See "TERMS OF THE OFFER--General" at page 10.

- Southside will purchase shares from all stockholders who properly tender shares at or below the selected purchase price on a pro rata basis if oversubscribed. Consequently, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the selected purchase price. See "TERMS OF THE OFFER--Purchase of Shares--Priority" at page 12.

- Southside has the financial resources to pay for up to 1,469,388 shares of common stock of Southside pursuant to this offer. The most that we will pay for shares tendered pursuant to this Offer to Purchase is $12.25 per share. The maximum number of shares to be purchased is 1,469,388, resulting in a maximum purchase price of $18,000,003. Southside intends to obtain these funds from a loan from Union Planters Bank, N.A. See "SOURCE AND AMOUNT OF FUNDS" at page 23.

- Southside's Board of Directors and management have determined that excess capital should be used to repurchase its shares. This offer allows stockholders an opportunity to sell all or part of their investment in Southside shares on potentially more favorable terms than would otherwise be available. However, stockholders who choose not to tender their shares may also benefit from this transaction. Non-tendering stockholders will own a greater interest in Southside with a potentially stronger earnings per share growth rate. See "PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS" at page 22.

- To tender your shares of Southside common stock, you should do the following. If you hold shares in your own name, complete and sign the enclosed Letter of Transmittal and return it with your share certificate to UMB Bank, n.a., the paying agent for this offer, at the address specified on the back cover page of this Offer to Purchase before the expiration date of this offer. If you hold your shares in "street name" through a broker, instruct your broker to complete and sign the enclosed Letter of Transmittal and return it to the paying agent and to tender your shares before the expiration date of this offer. See "TERMS OF THE OFFER--Procedure for Tendering Shares" at page 14.

- Shares of Southside common stock tendered in the offer may be withdrawn by you at any time prior to the expiration date of this offer and, unless already accepted for payment by us, at any time after 5:00 p.m., St. Louis time, March 14, 2001. Your withdrawal will only be effective if the paying agent receives a written notice of withdrawal at the address on the back cover of this Offer to Purchase, or by facsimile at
         (816) 860-3963. The written notice must contain your name, address, social security number, number of shares of Southside common stock to be withdrawn, the certificate number or numbers for such shares and the name of the registered holder of the shares, if different from the person who tendered the shares. All signatures on the notice of withdrawal must be guaranteed by a financial institution in accordance with the procedures set forth in this Offer to Purchase. See "TERMS OF THE OFFER--Withdrawal Rights" at page 13.

-        Our offer is currently scheduled to expire on February 14, 2001.
         However, we may decide to extend the offering period. See "TERMS OF THE OFFER--Extension, Termination and Amendment" at page 11.

- Neither Southside nor Southside's Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. See "PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS--Purpose of the Transaction" at page 22. You should be aware that some of our directors have advised us that they intend to tender shares pursuant to our offer. See "TERMS OF THE OFFER--Tendering of Shares by Officers and Directors of Southside" at page 21.

-        Our offer is subject to the following conditions:

         - no preliminary or permanent injunction, decree or order has been entered by any governmental authority, and no other legal restraint or prohibition is in effect, which enjoins, restrains or prohibits our offer;

         - since the date of this Offer to Purchase, there has been no significant decrease in the price of Southside's common stock or in the price of equity securities generally, nor any adverse changes in the U.S. stock markets or credit markets nor has there been a material adverse change in the business, condition (financial or otherwise), assets, income, operations or prospects of Southside; and

         - since the date of this Offer to Purchase, no one has proposed, announced or made a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving Southside.

         See "TERMS OF THE OFFER--Certain Conditions of this Offer" at page 20.

- We expect that you will be taxed on the cash that you receive for your Southside shares. See "TERMS OF THE OFFER--Material Federal Income Tax Consequences" at page 17.

- You can find out information about Southside from various sources described under "WHERE YOU CAN FIND MORE INFORMATION" at page 7.

- You can contact our Senior Vice President and Chief Financial Officer, Joseph W. Pope, at (314) 416-4111 with questions regarding this offer.

                                TABLE OF CONTENTS

Section                                                                                                       Page
-------                                                                                                       ----


SUMMARY TERM SHEET................................................................................................3


TABLE OF CONTENTS.................................................................................................5


WHERE YOU CAN FIND MORE INFORMATION...............................................................................7


INFORMATION ABOUT SOUTHSIDE.......................................................................................9


SOUTHSIDE'S EXECUTIVE OFFICERS AND DIRECTORS......................................................................9


TERMS OF THE OFFER...............................................................................................10

         General.................................................................................................10
         Extension, Termination and Amendment....................................................................11
         Purchase of Shares......................................................................................11
                  Acceptance.....................................................................................11
                  Priority.......................................................................................12
                  Proration......................................................................................12
                  Paying Agent...................................................................................12
                  Return of Certificates.........................................................................12
         Conditional Tender of Shares............................................................................12
         Withdrawal Rights.......................................................................................13
         Procedure for Tendering Shares..........................................................................14
         ESOP....................................................................................................15
         Stock Option Plans......................................................................................16
         Tendering Stockholder's Representations and Warranties..................................................16
         Material Federal Income Tax Consequences................................................................17
         Effect of Offer on Market for Shares; Registration Under the 1934 Act...................................19
                  Effect on Market...............................................................................19
                  Margin Securities..............................................................................19
                  Registration Under the 1934 Act................................................................19
         Certain Legal Matters...................................................................................19
                  General........................................................................................19
                  Bank Regulatory Matters........................................................................19
         Certain Conditions of this Offer........................................................................20
                  Offer Subject to Conditions....................................................................20
                         No Legal Prohibition Condition..........................................................20
                         Material Adverse Change Condition.......................................................20
                         No Competing Offer Condition............................................................20
                  Waiver of Conditions...........................................................................21
                  Effect of Failing to Satisfy Conditions........................................................21
                  Tendering of Shares by Officers and Directors of Southside.....................................21
         Fees and Expenses.......................................................................................22

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.........................................................22


PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS...............................................................22

         Purpose of the Transaction..............................................................................22
         Use of Shares Acquired..................................................................................23
         Plans or Proposals......................................................................................23

SOURCE AND AMOUNT OF FUNDS.......................................................................................23

INTEREST IN SECURITIES OF SOUTHSIDE..............................................................................24

         Securities Ownership....................................................................................24
         Securities Transactions.................................................................................25

SOLICITING PARTIES...............................................................................................25


FINANCIAL STATEMENTS.............................................................................................25


MISCELLANEOUS....................................................................................................25



         This document incorporates important business and financial information about Southside from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the Internet web site the SEC maintains at http://www.sec.gov, as well as from other sources. See "WHERE YOU CAN FIND MORE INFORMATION."

         You also may request copies of these documents from us, without charge, upon written or oral request to Joseph W. Pope, Senior Vice President and Chief Executive Officer, Southside Bancshares Corp., 4111 Telegraph Road, St. Louis, Missouri 63129, (314) 416-4111.

         In order to receive timely delivery of the documents, you must make your requests no later than January 31, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         Southside files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy this information at the following locations of the SEC:

Public Reference Room   North East Regional Office  Midwest Regional Office

450 Fifth Street, N.W.  7 World Trade Center        500 West Madison Street
Room 1024               Suite 1300                  Suite 1400
Washington, D.C. 20549  New York, New York 10048    Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Southside, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         We filed Schedule TO with the SEC pursuant to rule 13d-4 under the 1934 Act regarding our offer. This Offer to Purchase is a part of that Schedule TO. As allowed by SEC rules, this Offer to Purchase does not contain all the information you can find in the Schedule TO or the exhibits to the Schedule TO. You may obtain copies of the Schedule TO (and any amendments thereto) in the manner described above.

         The SEC allows us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Offer to Purchase, except for any information superseded by information contained directly in this Offer to Purchase. This Offer to Purchase incorporates by reference the documents set forth below that Southside has previously filed with the SEC. These documents contain important information about Southside and its financial condition.

SOUTHSIDE SEC FILINGS                PERIOD

Annual Report on Form 10-K           Year ended December 31, 1999, as filed
                                     on March 30, 2000

Quarterly Reports on Form 10-Q       Quarter ended March 31, 2000, as filed
                                     on May 15, 2000

                                     Quarter ended June 30, 2000, as filed
                                     on August 14, 2000

                                     Quarter ended September 30, 2000 as
                                     filed on November 13, 2000

The description of Southside common
stock set forth in Southside's
registration statements filed by
Southside pursuant to Section 12 of the
1934 Act, including any amendment or
report filed for purposes of updating
any such description.


         All documents filed by Southside pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act from the date of this Offer to Purchase to the date that shares of Southside common stock are accepted for purchase pursuant to our offer (or the date that our offer is terminated) are also deemed to be incorporated herein by reference.

         Documents incorporated by reference are available from us without charge upon request to Joseph W. Pope, Senior Vice President and Chief Financial Officer, Southside Bancshares Corp., 4111 Telegraph Road, St. Louis, Missouri 63129, (314) 416-4111. In order to ensure timely delivery, any request should be submitted no later than January 31, 2001. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means (including e-mail), within one business day after we receive your request.

         We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this Offer to Purchase or in any of the materials that we have incorporated into this Offer to Purchase. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to purchase the securities offered to be purchased by this Offer to Purchase are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           INFORMATION ABOUT SOUTHSIDE

         Southside Bancshares Corp. is a bank holding company which, through its subsidiary banks, is primarily engaged in commercial banking and providing trust services. Southside and its subsidiaries had, at September 30, 2000, consolidated total assets of approximately $725 million, total liabilities of approximately $658 million and stockholders' equity of approximately $67 million. Southside's subsidiary banks, which operated 17 banking offices in Missouri during 2000, are engaged in the general banking business of accepting funds for deposit, making loans, renting safe deposit boxes and performing such other banking services as are usual and customary in banks of similar size and character.

         Southside's principal executive offices are located at 4111 Telegraph Road, St. Louis, Missouri 63129 (314) 416-4111.

         As of January 5, 2001, Southside had outstanding 8,393,528 shares of common stock, $1 par value. Southside's common stock is traded on the Nasdaq under the symbol "SBCO". The high and low bid price for Southside's common stock on the Nasdaq for each quarter during the current year and during the prior two years were as follows:

                   YEAR          QUARTER ENDED             HIGH              LOW
                   ----          -------------             ----              ---
                   1999            March 31               13.00              10.75
                                    June 30               11.63              10.00
                                 September 30             11.31               9.00
                                  December 31              9.75               8.31

                   2000            March 31               10.00               7.50
                                    June 30                9.25               6.50
                                 September 30             10.00              7.375
                                  December 31              9.50               7.00

                   2001        March 31 (through          9.375               8.50
                               January 4, 2001)

         On January 4, 2001, the last full trading day before the announcement of this offer, the last per share sale price of Southside common stock as reported on the Nasdaq was $9.125. Southside urges stockholders to obtain current quotations of the market price of the shares. To obtain additional information with respect to Southside, see the information incorporated by reference into this Offer to Purchase as set forth in "WHERE YOU CAN FIND MORE INFORMATION."



                  SOUTHSIDE'S EXECUTIVE OFFICERS AND DIRECTORS

         As of January 5, 2001, Southside's executive officers were:

                 Thomas M. Teschner       President and Chief Executive Officer
                 Joseph W. Pope           Senior Vice President and Chief
                                          Financial Officer

         As of January 5, 2001, Southside's directors were:

                 Joseph W. Beetz          Joseph W. Pope
                 Howard F. Etling         Daniel J. Queen
                 Douglas P. Helein        Steven C. Roberts
                 Earle J. Kennedy, Jr.    Richard G. Schroeder, Sr.
                 Norville K. McClain      Thomas M. Teschner

         To the best of Southside's knowledge, none of the directors or executive officers of Southside have been convicted in a criminal proceeding within the last five years nor have any of such directors or executive officers been a party to any proceeding resulting in the imposition of any restrictions relating to federal or state securities laws.

         Further, to the best of Southside's knowledge, except as set forth in "INTEREST IN SECURITIES OF SOUTHSIDE", none of the above-named individuals own any shares of common stock nor are any of the above-named individuals a party to any contract, understanding, relationship or arrangement with respect to Southside securities, nor have any of the above-named individuals undertaken any transaction within the past sixty days with respect to any Southside securities.

         Further, to the best of Southside's knowledge, except as set forth in "INTEREST IN SECURITIES OF SOUTHSIDE", none of the above-named individuals have entered into or proposed or received any proposed material agreements or arrangements with respect to Southside.



                               TERMS OF THE OFFER

         The following description contains, among other information, a summary of the related Letter of Transmittal and is qualified in its entirety by reference to the full text of the Letter of Transmittal which is incorporated herein by reference and attached hereto as Exhibit A to this Offer to Purchase. Stockholders are urged to read carefully the Letter of Transmittal.

GENERAL

         Southside hereby offers, upon the terms and subject to the conditions of the offer described in this Offer to Purchase and the related Letter of Transmittal (the "Offer"), to accept for payment and thereby purchase 1,100,000 shares (or such lesser number of shares as are validly tendered) of common stock of Southside (such shares of common stock being hereinafter referred to collectively as the "Shares" and individually as a "Share"), for a purchase price not greater than $12.25 and not less than $10.75 per Share, net to the seller in cash. Southside may, but will not be obligated to, purchase up to 1,469,388 Shares; however, Southside does not intend to pay more than $18 million to purchase Shares pursuant to this Offer.

         In accordance with instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must either: (i) specify the price (not greater than $12.25 nor less than $10.75 per Share) at which such stockholder is willing to have Southside purchase Shares; or (ii) elect to have such stockholder's Shares purchased at a price determined by the Dutch auction process, which could result in such Shares being purchased at the minimum price of $10.75 per Share. As promptly as practicable following the Expiration Date (as defined below), Southside will determine a single per Share price (not greater than $12.25 and not less than $10.75 per Share) that it will pay for Shares validly tendered pursuant to this Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. Southside will select the lowest purchase price that will allow it to buy 1,100,000 Shares pursuant to this Offer (or such lesser number of Shares as are validly tendered at prices not greater than $12.25 nor less than $10.75 per Share). Southside may, but will not be obligated to, select a purchase price that will enable it to purchase up to 1,469,388 Shares, although Southside does not intend to pay more than $18 million to purchase Shares pursuant to this Offer. Such purchase price as selected by Southside is sometimes hereinafter referred to as the "Purchase Price".

         If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 1,100,000 Shares (or such greater number of Shares as Southside may elect to purchase pursuant to this Offer not to exceed 1,469,388 Shares), Southside will, upon the terms and subject to the conditions of this Offer, purchase at the Purchase Price all Shares so tendered. If such tendered Shares total more than 1,100,000 Shares (or such greater number of Shares as Southside may elect to purchase pursuant to this Offer not to exceed 1,469,388 Shares), Southside will, upon the terms and subject to the conditions of this Offer, purchase pro rata at the Purchase Price the Shares so tendered.

         Southside reserves the right, in its sole discretion, to purchase more than 1,100,000 Shares pursuant to this Offer, but will not purchase more than 1,469,388 Shares. Southside also reserves the right, in its sole discretion, to amend this Offer, including the amount of the Purchase Price, for any reason. If Southside so amends this Offer, it will extend this Offer for a period of ten business days if this Offer is scheduled to expire prior thereto.

         The term "Expiration Date" means 5:00 p.m., St. Louis time, on February 14, 2001, unless and until Southside extends the period of time for which this Offer is open, in which event the term "Expiration Date" means the latest time and date at which this Offer, as so extended by Southside, expires.

         Tendering stockholders will not be obligated to pay any charges or expenses of UMB Bank, n.a., the paying agent for this Offer (the "Paying Agent"), or any brokerage commissions. Except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to this Offer will be paid by or on behalf of Southside.

         This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Southside common stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Southside common stock.

EXTENSION, TERMINATION AND AMENDMENT

         Southside expressly reserves the right in its sole discretion, at any time or from time to time on or prior to the Expiration Date, to extend the period of time during which this Offer is to remain open by giving oral or written notice of such extension to the Paying Agent and making a public announcement thereof. There can be no assurance that Southside will exercise its right to extend the Expiration Date and this Offer, although it is presently anticipated that the Expiration Date and this Offer will be extended in order to permit the conditions to this Offer to be satisfied.

         Southside also expressly reserves the right at any time or from time to time on or prior to the Expiration Date to amend this Offer. Any amendments to this Offer may be made at Southside's sole discretion (subject to the requirements of applicable law). If Southside amends this Offer, it will extend the Expiration Date and this Offer for a period of ten business days if this Offer is scheduled to expire prior thereto. During any such extension, all Shares previously tendered and not withdrawn will remain subject to this Offer, subject to the right of a tendering stockholder to withdraw his or her Shares.

         Southside also reserves the right to delay acceptance for purchase of, or purchase of, any Shares pursuant to this Offer, regardless of whether such Shares were theretofore accepted for purchase, and to amend or terminate this Offer and not accept for purchase or purchase any Shares not theretofore accepted for purchase, or purchased, upon the failure of any of the conditions of this Offer to be satisfied or waived on or before the Expiration Date.

         Any extension, termination, amendment or delay of this Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., St. Louis time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Southside may choose to make such public announcement, Southside will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release to the Dow Jones News Service. If, prior to the Expiration Date, Southside increases the Purchase Price offered to holders of Southside common stock, such increase will be applicable to all holders whose Shares are accepted for purchase pursuant to this Offer and if, at the time notice of such increase is first published, sent or given to holders of Southside common stock, this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, this Offer will be extended until the expiration of such period of ten business days. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, St. Louis time.

PURCHASE OF SHARES

         ACCEPTANCE

         Upon the terms and subject to the conditions of this Offer, the acceptance for purchase and the purchase of Shares validly tendered and not withdrawn will be made as soon as practicable after determination of the Purchase

Price and after all the conditions to this Offer have been satisfied or waived. For purposes of this Offer, Southside will be deemed to have accepted for purchase and thereby acquired tendered Shares as, if and when Southside gives oral or written notice to the Paying Agent of its acceptance of the tenders of such Shares (the "Acceptance Notice").

         PRIORITY

         Upon the terms and subject to the conditions of this Offer, in the event that, prior to the Expiration Date, more than 1,100,000 Shares (or such greater number of Shares as Southside may elect to purchase pursuant to this Offer not to exceed 1,469,388 Shares) are validly tendered at or below the Purchase Price and not withdrawn, Southside will purchase such validly tendered Shares in the following order of priority:

         - first, all Shares conditionally tendered in accordance with "TERMS OF THE OFFER--Conditional Tender of Shares" for which the condition was satisfied without regard to the procedure in the next bulleted clause, and all other Shares tendered properly and unconditionally, in each case at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis if necessary; and

         - finally, if necessary to permit Southside to purchase the number of Shares as determined above, Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with "TERMS OF THE OFFER--Conditional Tender of Shares."

         PRORATION

         In the event that proration of tendered Shares is required, Southside will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price to the total number of Shares tendered by all stockholders at or below the Purchase Price, subject to the conditional tender provisions described in "TERMS OF THE OFFER--Conditional Tender of Shares." This ratio will be applied to stockholders tendering Shares to determine the number of Shares (rounded up to the nearest whole Share) that will be purchased from each such stockholder pursuant to this Offer. Although Southside does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as is practicable after the Expiration Date. Stockholders can obtain such preliminary information from Southside and may be able to obtain such information from their brokers.

         PAYING AGENT

         Delivery of the aggregate Purchase Price in exchange for Shares pursuant to this Offer will be made by the Paying Agent as soon as practicable after receipt of the Acceptance Notice. The Paying Agent will act as agent for tendering stockholders for the purpose of receiving the Purchase Price from Southside and transmitting the same to tendering stockholders. Under no circumstances will interest be paid by Southside by reason of any delay in making such payment.

         RETURN OF CERTIFICATES

         If any tendered Shares are not acceptable for purchase pursuant to the terms and conditions of this Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned to the tendering Southside stockholder by the Paying Agent as soon as practicable following consummation or termination of this Offer.

CONDITIONAL TENDER OF SHARES

         Under the circumstances set forth in "TERMS OF THE OFFER -- Purchase of Shares -- Priority" above, Southside may prorate the number of Shares purchased pursuant to this Offer. Stockholders may wish to tender their Shares, but only on the condition that all or some other minimum number of their Shares are purchased pursuant to this Offer. In addition, as discussed in "TERMS OF THE OFFER -- Material Federal Income Tax

Consequences," the number of Shares to be purchased from a particular stockholder may affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. Each stockholder is urged to consult with his or her own tax advisor. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of such stockholder's Shares tendered pursuant to a Letter of Transmittal must be purchased if any such Shares so tendered are purchased. Such minimum number of Shares may be all of the Shares so tendered. Any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tenders" in such Letter of Transmittal. The conditional tender alternative is made available so that a stockholder may: (i) know with certainty the number of his Shares, if any, which will be purchased pursuant to this Offer (provided his Shares are tendered at or below the Purchase Price and the condition of his tender is otherwise satisfied); or (ii) may seek to structure the purchase of Shares from the stockholder pursuant to this Offer in such a manner that it will be treated as a sale of such Shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes.

         Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would reduce the number of Shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all Shares tendered by such stockholder pursuant to such Letter of Transmittal will be returned as promptly as practicable thereafter.

         If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of Shares to be purchased to fall below the number of Shares which Southside has determined to purchase as set forth herein (not to exceed 1,469,388 Shares), then, to the extent feasible, Southside will select enough of such conditional tenders that would otherwise have been withdrawn to permit Southside to purchase such number of Shares. In selecting among such conditional tenders, Southside will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

         In the event of proration, any Shares tendered pursuant to a conditional tender for which the minimum requirements are not satisfied may not be accepted (except as provided above) and will thereby be deemed withdrawn.

WITHDRAWAL RIGHTS

         Shares tendered pursuant to this Offer may be withdrawn at any time prior to the Expiration Date and, unless earlier accepted for purchase as provided herein, may also be withdrawn at any time after March 14, 2001. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares.

         The signature(s) on the notice of withdrawal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions") unless such Shares have been tendered for the account of any Eligible Institution. If certificates have been delivered or otherwise identified to the Paying Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Paying Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Southside in its sole discretion, whose determination will be final and binding. Neither Southside, the Paying Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of this Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described under "TERMS OF THE OFFER--Procedure for Tendering Shares" at any time prior to the Expiration Date.

PROCEDURE FOR TENDERING SHARES

         To tender Shares pursuant to this Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with the certificates representing the tendered Shares and any other required documents, must be transmitted to and received by the Paying Agent at its address set forth on the back cover of this Offer to Purchase. The method of delivery of all required documents is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

         In the Letter of Transmittal, the tendering stockholder must: (i) set forth his name and address; (ii) set forth the number of Shares he is tendering;
(iii) set forth the number of the stock certificate(s) representing such Shares; and (iv) either check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by Dutch Auction" or check one of the boxes in the section of the Letter of Transmittal captioned "Shares Tendered at a Price Determined by Stockholder."

         If you wish to maximize the chance that your Shares will be purchased at the relevant Purchase Price, you should check the box on the Letter of Transmittal marked "Shares Tendered at a Price Determined by Dutch Auction." Please note that this election could result in your Shares being purchased at the minimum price of $10.75 per Share. If you wish to indicate a specific price (in multiples of $0.25) at which your Shares are being tendered, you must check a box under the section captioned "Shares Tendered at a Price Determined by Stockholder" in the Letter of Transmittal in the table labeled "Price (in Dollars) per Share at Which You Are Tendering Your Shares." If you wish to tender Shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you are tendering Shares. You cannot tender the same Shares at more than one price.

         Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution in cases where Shares are tendered by a registered holder of Southside common stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for un-purchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

         The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company (the "DTC") for purposes of this Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the DTC's system may make book-entry delivery of the Shares by causing the DTC to transfer such Shares into the Paying Agent's account in accordance with the DTC's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Paying Agent's account at the DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee and any other required documentation, must in any case be transmitted to and received by the Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to the DTC does not constitute delivery to the Paying Agent.

         If a stockholder desires to tender Shares pursuant to this Offer and such stockholder's certificates are not immediately available or time will not permit his or her Letter of Transmittal, stock certificates and any other required documents to reach the Paying Agent prior to the Expiration Date, his or her tender may nevertheless be effected if all the following conditions are met: (i) such tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Southside herewith is received by the Paying Agent as provided below on or prior to the Expiration Date; and (iii) the certificates for all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Paying Agent within five business days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand to the Paying Agent or transmitted by telegram, telex, facsimile transmission or mail to the Paying Agent and must include a signature guaranteed by an Eligible Institution in the form set forth in such Notice.

         In any event, the exchange of the Purchase Price for Shares tendered and accepted for purchase pursuant to this Offer will be made only after timely receipt by the Paying Agent of certificates therefor properly completed, duly executed Letter(s) of Transmittal and any other required documents.

         To avoid backup federal income tax withholding with respect to the Purchase Price received by a stockholder pursuant to this Offer, the stockholder must provide the Paying Agent with his correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Southside in its sole discretion, whose determination will be final and binding. Southside reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for purchase for which may, in the opinion of Southside's counsel, be unlawful. Southside also reserves the absolute right to waive on or prior to the Expiration Date any condition (other than the non-waivable condition) or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Southside's interpretation of the terms and conditions of this Offer (including the Letter of Transmittal and instructions thereto) will be final and binding. Neither Southside, the Paying Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

         A tender of Shares pursuant to the procedures described above will constitute a binding agreement between the tendering stockholder and Southside upon the terms and subject to the conditions of this Offer.

ESOP

         As of December 31, 2000, Southside's Employee Stock Ownership Plan (the "ESOP") held 1,029,539 Shares, 844,229 of which were allocated to the individual accounts of the ESOP plan participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to in this section as "participants"), and 185,310 of which were not allocated to any participant. Such Shares which have been allocated to participants and over which participants have investment discretion will, subject to the limitations of the Employee Retirement Income Security Act of 1974 and applicable regulations thereunder, be tendered (or not tendered) by Thomas M. Teschner and Norville K. McClain, as co-trustees of the ESOP (the "co-trustees"), according to the instructions of participants to the co-trustees. Under the terms of the ESOP, the co-trustees must consent to a tender of Shares pursuant to this Offer. The co-trustees have indicated that they will consent if such a participant instructs the co-trustees to tender their Shares in accordance with this Offer. The co-trustees will not tender Shares which have not been allocated to participants in that such unallocated Shares have been pledged by the ESOP as collateral for the loan to the ESOP to fund the purchase of such Shares. Further, the co-trustees will not tender Shares which have been allocated to participants but for which such participants do not have investment discretion.

         The co-trustees will make available to participants whose Shares are allocated to individual accounts under the ESOP and over which participants have investment discretion all documents furnished to stockholders generally in connection with this Offer. Each such participant will also receive a "Direction Form" upon which the participant may instruct the co-trustees regarding this Offer. Each such participant may direct that all, some or none of the Shares attributable to such participant's account under the ESOP and over which participants have investment discretion (including fractional Shares, if any) be tendered. Each such participant may also direct: (i) the price at which such Shares are to be tendered; or (ii) that the Purchase Price be determined by the Dutch auction tender process. Participants in the ESOP may not use the Letter of Transmittal to direct the tender of the Shares allocated to their individual accounts under the ESOP and over which they have investment discretion, but must use the ESOP Direction Form sent to them. Participants in the ESOP are urged to read the ESOP Direction Form and related materials carefully. Although this Offer is not scheduled to expire until 5:00 p.m. St. Louis time on February 14, 2001, unless extended, in order for the co-trustees to timely tender Shares held under the ESOP, participants in the ESOP must return their Direction Form to Joseph W. Pope, as agent for the co-trustees, at Southside Bancshares Corp., 4111 Telegraph Road, St. Louis, Missouri 63129 (314) 416-4111 so that he receives them no later than 5:00 p.m., St. Louis time, on February 9, 2001, unless extended.

         All proceeds received by the co-trustees on account of allocated Shares purchased from the ESOP will be credited to participants' individual cash accounts under the ESOP. Participants may contact Robert S. Pauley in Southside's Payroll Department at 314-845-5672 after the account reconciliation is complete (which is expected to be no earlier than three business days after the co-trustees receive the proceeds) to have the proceeds of the sale of Shares invested in other investment options offered under the ESOP.

STOCK OPTION PLANS

         Southside is not offering, as part of this Offer, to purchase any of the options outstanding under Southside's 1993 Stock Option Plan (the "Stock Option Plan"), and tenders of such options will not be accepted. All option exercises must be effected through Southside. A holder of options who wishes to participate in this Offer may submit to Southside an Option Election to either:

         - tender Shares issuable upon exercise of outstanding vested options held by such holder, specifying the number of Shares subject to such options to be tendered and the price or prices at which such Shares are to be tendered or electing to accept the Purchase Price determined by the Dutch auction process, and authorizing Southside to: (i) exercise such holder's options (but only to the extent that such Shares are accepted for purchase pursuant to this Offer) and deliver such Shares to the Paying Agent provided that any such exercise of an option and tender of Shares is in accordance with the terms of the Stock Option Plan and the options; (ii) remit to Southside the option exercise price for such Shares and applicable withholding taxes; and (iii) remit to such holder the remaining net cash proceeds received pursuant to this Offer for such Shares; or

         - exercise such holder's options to purchase Shares (provided that any such exercise of an option and tender of Shares is in accordance with the terms of the Stock Option Plan and the options) and then tender such Shares pursuant to this Offer.

         An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in this Offer are not purchased in this Offer for any reason.

         In no event are any options to be delivered to the Paying Agent in connection with a tender of Shares hereunder.

         Southside will mail to holders of options an Option Election, which contains information concerning the exercise of options and the tender of Shares issuable upon exercise of options. Holders should use the Option Election to exercise options and, if desired, to tender Shares issuable upon exercise of options pursuant to the methods described above. Holders of options may not use the Letter of Transmittal to direct the tender of Shares issuable upon exercise of options. Questions with respect to tendering Shares issuable upon exercise of options should be directed to Joseph W. Pope at Southside Bancshares Corp., 4111 Telegraph Road, St. Louis, Missouri 63129 (314) 416-4111.

         In order for Southside to timely tender Shares issuable upon exercise of options, except as set forth in the Option Election, holders of options must complete and return the Option Election so that it is received by Southside no later than 5:00 p.m. St. Louis time, February 9, 2001, unless extended.

TENDERING STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES

         It is a violation of Rule 14e-4 promulgated under the 1934 Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Paying Agent within the period specified in this Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of this Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Paying Agent within the period specified in this Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to Southside that: (a) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4; and (b) such tender of Shares complies with Rule 143-4.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain U.S. federal income tax consequences to holders of Shares relevant to this Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could materially affect the tax consequences described herein.

         This summary assumes that the Shares are held as capital assets, within the meaning of ss.1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders including, without limitation, financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations, persons who hold Shares as a position in a straddle or as a part of a hedging or conversion transaction, and persons who acquired Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to this Offer applies only to a United States holder. For purposes of this summary, a "United States holder" is a holder of Shares that is: (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and the trustees of which are one or more U.S. persons who have the authority to control all substantial decisions of the trust.

         The summary does not address the state, local or foreign tax consequences of participating in this Offer. Each stockholder should consult its own tax advisor concerning the decision to participate in this Offer as well as the specific tax consequences (foreign, federal, state and local) applicable to it.

         An exchange of Shares for cash pursuant to this Offer by a United States holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's Shares or as having received a dividend distribution from Southside, with the tax consequences described below.

         Under the Code, a United States holder whose Shares are exchanged for cash pursuant to this Offer will be treated as having sold such holder's Shares, rather than as having received a dividend, if the exchange: (i) results in a "complete termination" of such holder's equity interest in Southside; (ii) is "substantially disproportionate" with respect to such holder; or (iii) is "not essentially equivalent to a dividend" with respect to the holder. In addition to Shares actually owned by a United States holder, such holder will be deemed to constructively own certain Shares. For purposes of these constructive ownership rules, a holder of options to acquire Shares is generally deemed to constructively own those Shares even if the option is not exercised. In addition, a holder is deemed to constructively own Shares which are owned by other persons, such as a family member, a trust or other entities. Because the constructive ownership rules are complex, each United States holder should consult its own tax advisor as to the applicability of these rules.

         If a United States holder sells Shares to persons other than Southside at or about the time such holder also sells Shares to Southside pursuant to this Offer and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in Southside, then the sales to persons other than Southside may, for U.S. federal income tax purposes, be integrated with the holder's sale of Shares pursuant to this Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

         A United States holder will satisfy the "complete termination" test if all Shares actually or constructively owned by such holder are exchanged for cash pursuant to this Offer.

         A United States holder will satisfy the "substantially disproportionate" test if immediately after the exchange such holder owns less than 50% of the total combined voting power of all classes of stock of Southside entitled to vote and such holder's percentage interest in Southside (i.e., the number of Shares actually and constructively owned by such holder divided by the number of Shares outstanding) is less than 80% of such holder's percentage interest in Southside prior to the exchange.

         A United States holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in Southside, as describe above, constitutes a "meaningful reduction of the holder's proportionate interest" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such stockholder has some reduction in such stockholder's percentage stock ownership.

         Southside cannot predict whether or to what extent this Offer will be oversubscribed. If this Offer is oversubscribed, proration of tenders pursuant to this Offer will cause Southside to accept fewer Shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's Shares will be exchanged pursuant to this Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above. A holder may wish to condition his tender on a minimum number of Shares being redeemed as described in "TERMS OF THE OFFER --Conditional Tender of Shares" above, so that none of such holder's Shares are redeemed unless Southside accepts a sufficient number of his Shares so that he satisfies one or more of the tests described above. While such a conditional tender may ensure that a redemption of a holder's Shares would be treated as an exchange for federal income tax purposes, a conditional tender may result in no Shares being accepted by Southside. In determining the minimum number of Shares to be accepted for purchase in such a conditional tender, a holder should take into account Shares constructively owned by the holder pursuant to the rules discussed above. Stockholders considering a conditional tender due to the foregoing reasons are urged to consult with their tax advisors regarding the relative advantages and disadvantages of such a tender.

         If a United States holder's sale of its Shares satisfies one of the tests described above, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares sold. Any capital gain or loss so recognized generally will constitute long-term capital gain or loss if the holding period for the holder's Shares sold is greater than one year as of the date of the sale. In the case of a United States holder that is an individual, estate or trust, such long-term capital gain or loss will be taxed at a minimum rate of 20%. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income. A United States holder's ability to deduct capital losses from ordinary income is limited. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of ordinary income per year.

         If a United States holder who sells Shares pursuant to this Offer does not meet one of the tests described above and, thus, is not treated as having exchanged such holder's Shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of Southside's current and accumulated earnings and profits, which Southside anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares sold. No loss will be recognized. As to an exchange which is treated as a dividend, a United States holder's tax basis in the Shares sold generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States holder, such holder will be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States holder exceeds Southside's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

         Stockholders whose Shares are not purchased pursuant to the Offer will not incur any tax liability as a result of the consummation of this Offer.

         Participants in the ESOP and holders of stock options may have different tax considerations. See the applicable Direction Form(s) and related materials sent under separate cover to such participants and holders.

         SOUTHSIDE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THIS OFFER.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE 1934 ACT

         EFFECT ON MARKET

         As of January 5, 2001, there were 8,393,528 Shares outstanding. The purchase of Shares pursuant to this Offer will reduce by up to 17 1/2% the number of Shares that might otherwise trade publicly and the number of holders of Southside common stock. Nonetheless, Southside believes that there will still be a sufficient number of Shares outstanding and publicly traded following this Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the Nasdaq, Southside does not believe that its purchase of Shares pursuant to this Offer will cause its remaining Shares to be delisted from any such market quotation system.

         MARGIN SECURITIES

         The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Southside believes that, following the purchase of Shares pursuant to this Offer, the Shares will continue to be "margin securities" for purpose of the Federal Reserve Board's margin regulations.

         REGISTRATION UNDER THE 1934 ACT

         The Shares are registered under the 1934 Act, which requires, among other things, that Southside furnish certain information to its stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of Southside's stockholders. Southside believes that its purchase of Shares pursuant to this Offer will not result in the Shares becoming eligible for deregistration under the 1934 Act.

CERTAIN LEGAL MATTERS

         GENERAL

         Southside is not aware of any license or regulatory permit which appears to be material to the business of Southside and which is likely to be adversely affected by Southside's acquisition of Southside common stock pursuant to this Offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of Shares pursuant to this Offer. Southside expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of this Offer.

         There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to Southside or to its business in the event of adverse regulatory action or inaction.

         BANK REGULATORY MATTERS

         As a registered bank holding company, Southside is subject to the supervision and regulation of the Federal Reserve Board. Because Southside is (and upon completion of the Offer will remain) "well-capitalized" and "well-managed," as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, Southside does not require the approval of the Federal Reserve Board in order to complete the proposed tender offer.

         The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as Southside without the prior approval of the Federal Reserve Board. If, as a result of the Offer, any stockholder becomes the beneficial owner of more than 10% of Southside's stock, such stockholder may be required to reduce its ownership interest in Southside or obtain regulatory approval to continue to own more than 10%. Each stockholder whose ownership interest may be so increased is urged to consult the stockholder's own legal counsel with respect to the consequences to the stockholder of the tender offer.

CERTAIN CONDITIONS OF THIS OFFER

         OFFER SUBJECT TO CONDITIONS

         Notwithstanding any other provisions of this Offer, Southside will not be required to accept for purchase or purchase any Shares, may postpone the acceptance for purchase of or purchase of Shares tendered and may terminate or amend this Offer as provided herein if any of the following conditions are not satisfied or waived on or before the Expiration Date.

                  NO LEGAL PROHIBITION CONDITION

         Southside will not be obligated to close this Offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits this Offer (the "No Legal Prohibition Condition"). As of the date of this Offer to Purchase, no such injunction, decree, order, restraint or prohibition exists, nor to Southside's knowledge has any of the foregoing been threatened. However, Southside can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future. In any event, the No Legal Prohibition Condition is a non-waivable condition to this Offer.

                  MATERIAL ADVERSE CHANGE CONDITION

         Southside will not be obligated to close this Offer if, after the date of this Offer to Purchase, there has occurred: (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market; (iii) the commencement of war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of Southside might materially affect, the extension of credit by banks or other lending institutions in the United States;
(v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of Southside a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Southside and its subsidiaries, taken as a whole, or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the announcement of this Offer, a material acceleration or worsening thereof; (vii) any decline in the Dow Jones Industrial Average or the S&P 500 Composite Index or the Nasdaq Composite Index by an amount in excess of 10% measured from the close of business on January 4, 2001; or (viii) any change in the business, condition (financial or otherwise), income, operations or prospects of Southside and its subsidiaries, taken as a whole which, in the sole judgment of Southside, is or may be materially adverse to Southside and its subsidiaries taken as a whole (the "Material Adverse Change Condition"). Southside is not aware of any of these events having occurred. In any event, Southside reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend on or before the Expiration Date the Material Adverse Change Condition.

                  NO COMPETING OFFER CONDITION

         Southside will not be obligated to close this Offer if, after the date of this Offer to Purchase, a tender or exchange offer with respect to some or all of the Shares (other than this Offer), or merger or acquisition proposal for Southside has been proposed, announced or made by another person or Southside has learned that: (i) any person or "group" (within the meaning of Section 13(d)(3) of the 1934 Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this Offer to Purchase); or (ii) any such person or group that on or prior to the date of this Offer to Purchase had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares; or (iii) any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, reflecting an intent to acquire Southside or any of the Shares (the "No Competing Offer Condition"). Southside is not aware of any such event having occurred. In any event, Southside reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend on or before the Expiration Date the No Competing Offer Condition.

         WAIVER OF CONDITIONS

         Southside reserves the absolute right, on or prior to the Expiration Date, to waive these conditions (other than the No Legal Prohibition Condition, which condition is not waivable). Waiver or amendment of any of these conditions may require an extension of the Expiration Date and this Offer.

         EFFECT OF FAILING TO SATISFY CONDITIONS

         If by 5:00 p.m., St. Louis time, on February 14, 2001, or any later time to which the Expiration Date and this Offer have been extended, any of the conditions have not been satisfied or waived, Southside may elect either to: (i) extend the Expiration Date and this Offer and retain all Shares theretofore tendered until the expiration of the Expiration Date of this Offer as extended, subject to the right of a tendering stockholder to withdraw his or her Shares;
(ii) waive the conditions (other than the No Legal Prohibition Condition), extend this Offer for a period of ten business days if this Offer is scheduled to expire prior thereto and thereafter purchase all tendered Shares; or (iii) terminate this Offer and purchase none of the Shares and return all tendered Shares. Southside will not accept for purchase any Shares pursuant to this Offer until such time as the conditions have been satisfied or waived.

         TENDERING OF SHARES BY OFFICERS AND DIRECTORS OF SOUTHSIDE

         As of January 5, 2001, there were 8,393,528 Shares outstanding and 531,000 Shares issuable upon the exercise of all outstanding options. As of January 5, 2001 directors and executive officers of Southside as a group (10 persons) beneficially owned 2,098,978 Shares, which constituted approximately 25% of the outstanding Shares (including Shares issuable upon the exercise of options held by Southside's directors and executive officers exercisable within 60 days of such date) at such time. Southside's directors and executive officers are permitted to tender their Shares to Southside pursuant to this Offer, which Shares will be accepted and purchased on the same terms as all Shares accepted and purchased from all other tendering stockholders pursuant to this Offer.

         Southside has been advised that Douglas P. Helein, Earle J. Kennedy, Jr., Norville K. McClain, Daniel J. Queen and Richard G. Schroeder, Sr. (individually a "Tendering Director and collectively the "Tendering Directors") currently intend to tender Shares pursuant to this Offer. However, Southside does not know the number of Shares which any Tendering Director may tender nor the price or prices at which a Tendering Director may tender his Shares. The Tendering Directors own in the aggregate 1,324,213 Shares. Each Tendering Director reserves the right to determine the number of Shares to be tendered by him and the price at which he tenders Shares. Any tender of Shares pursuant to this Offer by a Tendering Director will be publicly announced by Southside, such announcement to include the number of Shares tendered and the prices at which they are tendered.

         Each Tendering Director's decision to sell his Shares is part of his own personal financial plan, which also involves his relinquishing his position as a member of Southside's Board of Directors and pursuing other endeavors. If all of a Tendering Director's Shares tendered pursuant to this Offer are not accepted for purchase pursuant to this Offer, each of the Tendering Directors has notified Southside that such Tendering Director may reevaluate his decision to relinquish his Board position and remain a member of Southside's Board until such time as he no longer holds the requisite qualifying Shares or sells his remaining Shares. If a Tendering Director relinquishes his position as a member of Southside's Board of Directors as a result of his tendered Shares being purchased pursuant to this Offer, his Board position will be replaced by existing directors of Southside's subsidiaries who have an ownership interest in Southside.

         Except as set forth above, Southside is not aware of any Shares to be tendered pursuant to this Offer by any director or executive officer of Southside.

FEES AND EXPENSES

         Southside will pay the Paying Agent reasonable and customary compensation for its services in connection with this Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Paying Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         Brokers, dealers, commercials banks and trust companies will be reimbursed by Southside for customary mailing and handling expenses incurred by them in forwarding material to their customers.



            PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

         Southside has made a loan to one of its directors, which loan is secured by, among other things, certain of the Shares owned by such director. Southside is not aware of any other agreement, arrangement or understanding, whether or not legally enforceable, between Southside (or any executive officer or director of Southside) and any other person with respect to any securities of Southside.



               PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS

PURPOSE OF THE TRANSACTION

         During the past year, Southside's Board of Directors have been exploring various ways to enhance stockholder value. During this process, it became evident that various members of Southside's Board of Directors held different views on the direction that Southside should be pursuing. In an effort to bring about a more unified and focused approach to developing a strategic direction for Southside, the Tendering Directors notified Southside's Board of Directors and management of their desire to liquidate their stock holdings in Southside and, if they did so, their willingness to relinquish their Board position. As a result of further discussions with Southside's Board of Directors and management, it was determined that any sale of the Tendering Directors' Shares should be accomplished by means of this Offer. This would allow the Tendering Directors the opportunity to liquidate their holdings in Southside without the negative impact normally associated with the sale of large positions. This also would allow other Southside stockholders the opportunity to participate on the same terms, and would allow Southside to use its excess capital in a manner, which Southside's Board of Directors and management believe will help maximize stockholder value in the long-term.

         The result of the Offer and the reduction in capital should increase return on equity and earnings per share by reducing the amount of equity and Shares outstanding. Southside's Board of Directors and management believe that the remaining capital and future earnings will be adequate to meet funding needs for the foreseeable future. The Offer will provide immediate liquidity for stockholders who desire or need it.

         After completion of the Offer, Southside and its subsidiaries will continue to maintain adequate capital in line with government regulations for a "well capitalized" financial institution.

         This Offer also provides an opportunity for stockholders to sell Shares for cash without the usual transaction costs associated with market sales. This Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in Southside.

         Southside may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of Southside's Board of Directors. Future purchases by Southside may be on the same terms or on terms that are more or less favorable to the stockholders than the terms of this Offer. Rule 13e-4 promulgated under the 1934 Act prohibits Southside and its affiliates from purchasing any Shares, other than pursuant to this Offer, until at least ten business days after the Expiration Date. Any possible future purchases by Southside will depend on many factors, including market price of the Shares, the results of this Offer, Southside's business and financial position and general economic and market conditions.

         Stockholders who do not tender their Shares pursuant to this Offer and stockholders who otherwise retain an equity interest in Southside (including as a result of a partial tender of their Shares, or a proration pursuant to the Offer or a conditional tender the condition for which was not satisfied) will continue to be stockholders of Southside with the attendant risks and rewards associated with owning the equity securities of Southside. As noted above, following completion of this Offer, Southside will maintain adequate capital. Consequently, Southside believes that stockholders will not be subject to materially greater risk as a result of the reduction of Southside's capital base.

         Stockholders who determine not to tender any of their Shares pursuant to this Offer will realize a proportionate increase in their relative equity interest in Southside and thus in Southside's earnings and assets, subject to any risks resulting from Southside's purchase of Shares and Southside's ability to issue additional equity securities in the future.

         Southside's Board of Directors has approved this Offer. However, neither Southside nor its Board of Directors makes any recommendation as to whether a stockholder should tender or refrain from tendering his Shares or as to the purchase price at which a stockholder may choose to tender his Shares, and neither Southside nor its Board of Directors has authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information contained in this Offer, consult their own investment and tax advisors and make their own decision whether to tender Shares and, if so, how many Shares to tender and at what prices.

USE OF SHARES ACQUIRED

         The Shares acquired by Southside pursuant to this Offer will be placed in Southside's treasury and will be recorded on Southside's books and records at cost. Such Shares will be available for issue by Southside without further stockholder action (except as may be required by applicable law or the rules applicable to companies with shares reported on Nasdaq "small cap market" or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in Southside's businesses and the satisfaction of obligations under existing or future employee benefit plans. Southside currently has no plans for the issuance of Shares purchased pursuant to this Offer.

PLANS OR PROPOSALS

         Except as set forth below and except for the replacement of the Tendering Directors as set forth in "TERMS OF THE OFFER--Tendering of Shares by Officers and Directors of Southside" above, Southside currently has no plans, proposals or negotiations that relate to or would result in: (i) any extraordinary transaction (such as a merger, reorganization or liquidation) involving Southside or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Southside or any of its subsidiaries;
(iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of, Southside; (iv) any change in the present board of directors or management of Southside (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer); (v) any other material change in Southside's corporate structure or business; (vi) Southside's common stock to cease to be authorized to be quoted on the Nasdaq; (vii) Southside's common stock becoming eligible for termination of registration under ss.12(g)(4) of the 1934 Act; (viii) the suspension of Southside's obligation to file reports under ss.15(d) of the 1934 Act; (ix) the acquisition by any person of additional securities of Southside, or the disposition of securities of Southside; or (x) any changes in Southside's articles of incorporation or bylaws or other actions that could impede the acquisition of control of Southside.

         Notwithstanding the foregoing, Southside anticipates that it will continue its policy of geographic expansion through acquisitions of additional financial institutions when the opportunity presents itself. Southside periodically reviews and analyzes potential acquisitions.



                           SOURCE AND AMOUNT OF FUNDS

         The amount of funds required to purchase the maximum number of Shares pursuant to this Offer is $18,000,003. Southside expects the fees and expenses applicable to this Offer to be approximately an additional $150,000. Southside anticipates that all of the funds necessary to pay such amounts will be provided from cash on hand and a loan to be made to Southside by Union Planters Bank, N.A. Union Planters Bank, N.A. has committed to loan Southside up to $20 million, $2 million of which is to be used to repay an existing loan and the remainder of which is to be used to pay for Shares purchased pursuant to this Offer. The loan will bear interest at the prime rate minus 1/2%, payable quarterly. No principal is payable until the end of the first year. Principal is payable as follows:

                  Years one through three            -        $1,000,000
                  Years four and five                -        $1,500,000
                  Years six through ten              -        $2,000,000
                  Tenth anniversary of the loan      -        the remainder

         This loan is secured by the stock of certain of Southside's subsidiary banks. During such time as the loan is outstanding, the loan agreement, among other things: (i) requires Southside to cause a consolidated loan loss provision of not less than $420,000 to be charged against its consolidated earnings and to be added to its loan loss reserve for the calendar year 2001;
(ii) requires Southside to meet certain performance ratios; (iii) prohibits Southside from purchasing Shares other than pursuant to this Offer; (iv) prohibits Southside from declaring dividends in excess of $0.32 per Share during the years 2001 through 2006, inclusive; (v) prohibits Southside from consolidating with or merging with or into any other entity, or selling all or a substantial part of its assets, including the stock of any of its subsidiaries; and (vi) prohibits Southside from incurring additional indebtedness for borrowed money (but in the case of clauses (iii) through (vi), without the lender's prior consent).

         Southside believes that its income and the income of its subsidiaries will be sufficient to repay the loan. Certain of Southside's subsidiaries are national banks subject to the supervision and regulation of the Office of the Comptroller of the Currency (the "OCC"). The OCC has established regulations governing the amount of dividends that national banks may pay. Under those regulations, the prior approval of the OCC may be required before Southside's subsidiaries may pay dividends to Southside for Southside to repay the loan.

                       INTEREST IN SECURITIES OF SOUTHSIDE

SECURITIES OWNERSHIP

         The following table sets forth the Shares of Southside common stock and options to acquire Shares of Southside common stock, and the percentage of Shares and options outstanding, beneficially owned as of January 5, 2001 (except those held in the ESOP which are as of September 30, 2000) by all executive officers and/or directors of Southside.

                                                           NUMBER
         NAME AND ADDRESS OF              NUMBER OF      OF OPTIONS
   EXECUTIVE OFFICERS AND DIRECTORS         SHARES          (1)          TOTAL        PERCENT

Joseph W. Beetz                              57,390            --        57,390       0.6431%
Howard F. Etling                            166,142            --       166,142       1.8616%
Douglas P. Helein                           398,320            --       398,320       4.4632%
Earle J. Kennedy, Jr.                       153,690            --       153,690       1.7221%
Norville K. McClain                         437,257            --       437,257       4.8995%
Joseph W. Pope                               17,496        48,000        65,496       0.7339%
Daniel J. Queen                             235,946            --       235,946       2.6438%
Steven C. Roberts                            15,500            --        15,500       0.1737%
Richard G. Schroeder, Sr.                    99,000            --        99,000       1.1092%
Thomas M. Teschner                          218,237       390,000       608,237       6.8153%

Total                                     1,798,978       438,000     2,236,978      25.0655%


(1) Includes all options and not just those options currently exercisable or exercisable within 60 days after the date of this Offer to Purchase.

SECURITIES TRANSACTIONS

         There have been no transactions in the common stock of Southside by those individuals set forth in "INTEREST IN SECURITIES OF SOUTHSIDE--Securities Ownership" above, or by any executive officer or director of any subsidiary of Southside, within the 60-days period preceding the date of this Offer to Purchase.



                               SOLICITING PARTIES

         No person has been directly or indirectly employed or retained by, or is to be compensated by, Southside to make solicitations or recommendations in connection with this Offer.



                              FINANCIAL STATEMENTS

         The consolidated financial statements contained in Southside's Annual Report on Form 10-K for the years ended December 31, 1999 and 1998 have been audited by KPMG LLP and are incorporated by reference.



                                  MISCELLANEOUS

         Southside is not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If Southside becomes aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, Southside will make a good faith effort to comply with such law. If, after such good faith effort, Southside cannot comply with such law, this Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require this Offer to be made by a licensed broker or dealer, this Offer is being made on Southside's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.




                       The Paying Agent for this Offer is:

                                 UMB Bank, n.a.

By Mail:                          By Hand:                       By Overnight:

UMB Bank, n.a.                    UMB Bank, n.a.                 UMB Bank, n.a.
Securities Transfer Division      Securities Transfer Division   Securities Transfer Division
P.O. Box 410064                   928 Grand Blvd.                928 Grand Blvd.
Kansas City, MO 64141             13th Floor                     13th Floor
                                  Kansas City, MO 64106          Kansas City, MO 64106


Facsimile (for eligible institutions only):          (816) 860-3963
Confirm facsimile by telephone ONLY:                 (816) 860-7782